EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Co-Founder, Chairman and
Chief Executive Officer Establishes 10b5-1 Stock Trading Plan
Detroit, Michigan, March 19, 2010 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that Richard E. Dauch, Co-Founder, Chairman and Chief Executive Officer, has established a Rule 10b5-1 stock trading plan to sell a portion of his holdings of AXL common stock, as part of a personal financial planning strategy related to asset diversification and estate planning. The trading plan was established by Mr. Dauch in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and AAM’s policies regarding insider transactions in AXL common stock.
Under the plan, Mr. Dauch intends to sell up to 2.5 million shares of AXL common stock beginning no earlier than April 1, 2010 and continuing from time to time through March 31, 2011, subject to the market price of AXL common stock. The average selling price specified in the plan is approximately 11% higher than current trading levels (based upon the market closing price as of March 18, 2010). The maximum number of shares available for sale under the trading plan represents approximately 25% of Mr. Dauch’s beneficial ownership of AXL common stock as of March 18, 2010. After giving full effect to the plan, Mr. Dauch’s beneficial ownership would be in excess of 10% of AAM’s outstanding common stock. Appropriate securities filings reporting the sales will be made with the Securities and Exchange Commission when due.
Rule 10b5-1 of the Securities Exchange Act of 1934 permits corporate insiders to adopt prearranged written plans for selling specified amounts of stock. Insiders may adopt such plans when they are not in possession of material nonpublic information. Once a plan is established, the insider retains no discretion over sales under the plan, and the pre-planned trades can be executed through a broker at later dates without regard to any subsequent material non-public information that the insider may receive.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
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For more information...

Christopher M. Son	David Tworek
Director, Investor Relations and	Manager, Communications
Corporate Communications	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com
Or visit the AAM website at www.aam.com.